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                                                    DRAFT OF OPINION ANTICIPATED
                                                       TO BE RENDERED AT CLOSING

                              ______________, 2001

Board of Directors
American Century Mutual Funds, Inc.
4500 Main Street
Kansas City, Missouri 64141-6200

Board of Directors
American Century Investment Trust
4500 Main Street
Kansas City, Missouri 64141-6200

Gentlemen:

         You have requested our opinion concerning certain Federal income tax consequences of the proposed reorganization between High Yield Fund ("Fund"), a series of American Century Mutual Funds, Inc. ("ACMF"), a Maryland corporation, and High Yield Fund ("Successor Fund"), a series of American Century Investment
Trust (the "Trust"), a Massachusetts business trust, pursuant to an Agreement and Plan of Reorganization dated _____________, 2001 (the "Agreement").

         For purposes of this opinion, we have examined and rely upon (1) the
Agreement, (2) the Proxy Statement issued in connection therewith, (3) the facts and representations contained in letters dated _____________, 2001, addressed to us from ACMF on behalf of the Fund and from the Trust on behalf of the Successor
Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We assume that the transaction that is the subject of this letter will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined.

         This opinion is conditioned among other things upon the Reorganization taking place in the manner described in the Agreement and the Proxy Statement to which reference is made above and upon the information provided to us being correct and complete. We have not been requested to, nor have we, undertaken independent verification of the facts and representations provided to us.

         Based upon and subject to the foregoing and the conditions below, it is our opinion that, for Federal income tax purposes:

         1. The transfer of the assets of the Fund to the Successor Fund in exchange solely for Successor Fund shares and the assumption by Successor Fund of all of the Fund's liabilities followed by the distribution of the Successor
Fund shares to the shareholders of the Fund in exchange for their Fund shares will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Fund and Successor Fund will each be "a party to a reorganization"
within the meaning of Section 368(b) of the Code.

         2. The Fund will recognize no gain or loss on the transfer of its assets to and the assumption of its liabilities by the Successor Fund or on the distribution by the Fund to its shareholders of the Successor Fund shares received by the Fund in the Reorganization pursuant to the Agreement.

         3. The Successor Fund will recognize no gain or loss upon the acquisition of the Fund's assets in exchange for the Successor Fund's shares and the assumption by the Successor Fund of the Fund's liabilities.

         4. The basis to the Successor Fund of the assets received from the Fund will be the same as the basis of those assets in the hands of the Fund immediately before the exchange.

         5. The Successor Fund's holding periods with respect to the assets of the Fund that the Successor Fund acquires in the transaction will include the periods for which those assets were held by the Fund (except where investment activities of the Successor Fund have the effect of reducing or eliminating a holding period with respect to an asset).

         6. The shareholders of the Fund will recognize no gain or loss upon receiving shares of the Successor Fund in exchange for their Fund shares.

         7. The basis of the shares of the Successor Fund received by a shareholder of the Fund in the transaction will be the same as the basis of the
Fund shares surrendered by that shareholder in exchange therefor.

         8. A Fund shareholder's holding period for the shares of the Successor
Fund received by the shareholder in the transaction will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of the Reorganization.

         The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of Federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this opinion. This opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.
PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the
Federal income tax laws.

         This opinion does not address any Federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This opinion may not be relied upon by any other party to this transaction or in any other transaction without our prior written consent.

         This opinion is based upon the representations made to us and upon the documents, facts, and assumptions that have been included or referenced herein.
In rendering our opinion, we have relied upon such representations, documents and facts as being true, accurate and authentic without independent verification on our part. Our opinion may be altered if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the facts and assumptions set forth herein or the representations made to us are not true and accurate at all relevant times. In the event any one of the facts or assumptions is incorrect, in whole or in part, the conclusions reached in this opinion might be adversely affected.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations made to us.

                                                     Very truly yours,